Exhibit 10.35

Heska Corporation 2007 Management Incentive Plan

The following is intended to implement the Heska Corporation Management Incentive Plan Master Document for the year beginning on January 1, 2007 and ending on December 31, 2007 (the “2007 MIP”).  The Compensation Committee has agreed on the following for the 2007 MIP.

1) The Category Percentages for the 2007 MIP are as follows:

Chief Executive Officer	50.0% of base pay
Chief Financial Officer	35.0% of base pay
Vice Presidents	35.0% of base pay
Directors	25.0% of base pay

2) The Plan Allocation for the 2007 MIP is as follows:

75% on overall achievement of the company-wide financial objective and 25% on individual performance

3) The Key Parameters for the 2007 MIP is as follows:

Pre-MIP Operating Income

4) The Payout Structure for the 2007 MIP is as follows:

Pre-MIP			Post-MIP
Operating Income (A)	MIP Payout (A)	MIP Amount (B)	Operating Income
<=4,500,000	0.0%	—	<=4,500,000
4,937,500	10.0%	(110,000)	4,827,500
5,375,000	20.0%	(220,000)	5,155,000
5,812,500	30.0%	(330,000)	5,482,500
6,250,000	40.0%	(440,000)	5,810,000
6,687,500	50.0%	(550,000)	6,137,500
7,125,000	60.0%	(660,000)	6,465,000
7,562,500	70.0%	(770,000)	6,792,500
8,000,000	80.0%	(880,000)	7,120,000
8,437,500	90.0%	(990,000)	7,447,500
8,875,000	100.0%	(1,100,000)	7,775,000
9,312,500	110.0%	(1,210,000)	8,102,500
9,750,000	120.0%	(1,320,000)	8,430,000
10,187,500	130.0%	(1,430,000)	8,757,500
10,625,000	140.0%	(1,540,000)	9,085,000
11,062,500	150.0%	(1,650,000)	9,412,500
11,062,501+	Capped	(1,650,000)	9,412,501+

Notes:

  (A) Pre-MIP Operating Income to include gains from any United Vaccine lawsuit proceeds/settlements.

  (B) MIP payout equals 25.14% of incremental operating income above the baseline point of 2006, capped at a maximum of $1.65 million (which occurs at pre-MIP operating income of $11,062,500).

Any MIP payment based on Pre-MIP Net Income over $11,062,500 will be at the sole and absolute discretion of the Compensation Committee.